CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-266861 on Form S-6 of our report dated September 29, 2022, relating to the financial statement of FT 10285, comprising FT Short Duration Fixed Income Model Portfolio, 4Q '22, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 29, 2022